UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	December 22, 2003

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

0-17442 (Commission File Number)	38-2730460 (IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices)        (Zip Code)

Registrant’s telephone number, including area code:	(616) 776-2600

Item 5.   Other Events and Required FD Disclosure.

        On December 22, 2003, the Registrant made an initial closing of a private offering of:

•	units (“Units”), at an offering price of $6.00 per Unit, with each Unit consisting of one share of Company common stock (“Common Stock”), 0.5 of a Class A Warrant, and 0.5 of a Class B Warrant; and

•	Series B Convertible Preferred Stock of the Company (the “Preferred Stock”).

        In the initial closing, the Registrant received gross proceeds of $4,500,000, and sold a total of 416,666 Units (for $2,500,000) and 200,000 shares of Preferred Stock (for $2,000,000).

        Each Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $6.00 per share at any time after one year after issuance until six years after issuance. Each Class B Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $9.00 per share at any time after one year after the issuance until nine years after issuance.

        The Preferred Stock is convertible into Common Stock at any time beginning on the first anniversary of the date of issuance of the Preferred Stock, at a conversion price of $5.57 per share of Common Stock, taking each share of Preferred Stock at its liquidation value of $10.00 per Preferred Share. The Preferred Shares have an annual dividend rate of $.80 per share. The right to payment of dividends shall be cumulative. The dividend is payable in equal quarterly installments on the first day of each January, April, July and October to holders of record as of the 15th day of the preceding month commencing January 1, 2004. At any time after two years from issuance the Registrant may, upon 15 days written notice, redeem all or part of those Preferred Shares at a redemption price of $11.00 per Share plus accrued but unpaid dividends. After the third anniversary of the date of issuance, the redemption price shall be $10.00 per share plus accrued but unpaid dividends. No voting rights are provided except as required by law with the exception that, if at any time the Registrant fails to make six quarterly dividend payments, the number of directors constituting the Registrant’s Board of Directors will be increased by two and the holders of the Preferred Stock, voting as a class with each share having one vote, will be entitled to elect two directors to the Board, which members will remain on the Board as long as any arrearages in dividend payments remain outstanding.

        The Preferred Shares will be equal with respect to rights to payment of dividends and liquidation amounts with the Registrant’s outstanding Series A Convertible Preferred Shares, of which there are 29,520 Shares outstanding, carrying an aggregate annual dividend of $26,568 and an aggregate liquidation value of $295,200. No dividends may be paid on Common Stock, nor may Common Stock be redeemed or purchased, until all dividends are paid on the Series A and Series B Preferred Shares. If there is a liquidation, the rights of holders of Common Stock to receive proceeds are subordinate to the rights of holders of Preferred Stock to receive their liquidation value.

        Approximately $4,800,000 of the total net proceeds from the offering (estimated to be $7,500,000) are being used to develop O’Charley’s restaurants as previously announced by the Registrant and discussed in the following paragraph. The balance of the net proceeds will be used to purchase Common Stock owned by Robert E. Riley, President and a director, who is retiring, at a purchase price of $4.90 per share.

        The Registrant previously announced it had entered into an agreement in principle with O’Charley’s, Inc. to operate O’Charley’s restaurants throughout the State of Michigan pursuant to an exclusive multi-unit development agreement. The Registrant and O’Charley’s entered into a formal development agreement contemporaneously with the initial closing of the private offering. Under the agreement, the Registrant will initially develop 15 stores, but believes that the market potential of O’Charley’s in Michigan would permit the construction of 35 O’Charley’s units over the next seven years.  O’Charley’s is regarded as a quality leader in the casual restaurant segment, similar to Wendy’s reputation within the quick service segment.

FORWARD LOOKING STATEMENTS

        Certain statements contained in this report that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward-looking statement may also be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions, and by the context in which they are issued. Such statements are based upon current expectations and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, on-going business strategies and actions which the Company intends to pursue to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements include, without limitation, competition; changes in local and national economic conditions; changes in consumer tastes and views about the food that the Company serves; severe weather; changes in travel patterns; increases in food, labor and energy costs; the availability and cost of suitable restaurant sites; the ability to finance expansion; fluctuating interest rates; fluctuating insurance rates; the availability of adequate employees; directives issued by the franchisor; the general reputation of the franchisor’s restaurants; and the recurring need for renovation and capital improvements. Also, the Company is subject to extensive government regulations relating to, among other things, zoning, minimum wage, public health certification, liquor licensing and the operation of its restaurants. Because the Company’s operations are concentrated in the state of Michigan, a marked decline in the Michigan economy could adversely affect its operations.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2003	MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer